Exhibit 99.1

Ultimate Electronics Reports Its Third Quarter Sales Results

DENVER, November 4, 2004 /PRNewswire-FirstCall via COMTEX/ — Ultimate Electronics, Inc. (Nasdaq: ULTE) today announced its sales results for its third quarter ended October 31, 2004.

Sales for the quarter ended October 31, 2004 were approximately $157.0 million, a decrease of 1.7% from $159.7 million for the same period in the previous year. Comparable store sales were down approximately 8% for the quarter ended October 31, 2004.

Reported sales numbers are preliminary and subject to adjustment.

Dave Workman, president and chief executive officer, stated, “Although traffic and execution issues contributed to a weak start to the quarter, our comparable store sales declines significantly improved in September and October.  We believe that the turnaround initiatives implemented earlier this year are beginning to generate results, and we look forward to continued improvement as we gear up for a successful holiday selling season.”

Ultimate Electronics is scheduled to release its third quarter earnings results on the morning of Thursday, December 2, 2004 and to hold a conference call at 11:00 a.m. Eastern Time on December 2, 2004 to discuss third quarter results.

The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding sales for the third quarter, the success of the company’s turnaround initiatives and its holiday selling season, and the timing of the company’s earnings release.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: general economic conditions; actions of competitors; relationships with vendors; changes in personnel; terrorism and acts of war; and other risks identified in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission on April 16, 2004. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc. (Nasdaq: ULTE)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®. In addition, the company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate

Electronics. During the past two years, the company received numerous industry awards including Audio Video International’s 2003 “Top 10 Audio/Video Retailer of the Year.”

For further information, please contact David A. Carter, Chief Financial Officer of Ultimate Electronics, Inc., 303-801-4025.